Exhibit 99.1

For Immediate Release
Aug. 11, 2011
PNM Makes Necessary Filing to Increase Rates
$72.1M revenue increase to be effective Aug. 21
(ALBUQUERQUE, N.M.) -PNM Resources' (NYSE: PNM) electric utility, Public Service Co. of New Mexico, and other key parties today filed a response to the N.M. Public Regulation Commission's recent rate order, allowing for a $72.1 million increase to annual base revenues.
“We have thoroughly reviewed the order, and while we are disappointed that the Commission did not approve the original stipulation, we will implement the new rates as they are another step toward PNM earning its allowed regulated return,” said Pat Vincent-Collawn, PNM Resources president and CEO. “As a result of the Commission's decision, PNM will need to further align its planned expenses with revenues.
“The response also provides opportunity for PNM to file another case for new rates to be effective as early as July 2013,” she said. “PNM still remains committed to earning its allowed return while providing its customers with affordable rates and reliable electricity.”
Today's filing reflects the collaborative effort of the utility and the six key parties that reached a rate increase agreement with PNM in February. Consistent with the terms of the order allowing the rates to go into effect, the filing indicates that the utility and the key parties are taking no position on the modifications made by the Commission.
PNM today also provided regulators with advice notices of the rate changes and new rate schedules. New electric rates will go into effect on Aug. 21.

Background:
PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with 2010 consolidated operating revenues of $1.7 billion. Through its utility and energy subsidiaries, PNM Resources has approximately 2,630 megawatts of generation capacity and serves electricity to more than 875,300 homes and businesses in New Mexico and Texas. The company also has a 50-percent ownership of Optim Energy, which owns nearly 1,200 megawatts of generation resources in Texas. For more information, visit the company's Web site at www.PNMResources.com.

CONTACTS:
Analysts                        Financial Media
Gina Jacobi                        Frederick Bermudez
Director, Investor Relations            (505) 241-4831
(505) 241-2211

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